Exhibit 99.1

CONTACTS:
Richard Leland	Karen Denning
Investor Relations	Media Relations
561-438-3796	630-438-7445
Richard.Leland@officedepot.com	Karen.Denning@officedepot.com

Office Depot, Inc. Announces Fourth Quarter and Full Year 2016 Results

Q4 2016 GAAP Diluted EPS from Continuing Operations of $0.10 versus $0.06 in Q4 2015

Realizes $700 Million in OfficeMax Integration Synergies

Completes Sale of European Business

Boca Raton, Fla., March 1, 2017 — Office Depot, Inc. (“Office Depot,” or the “company”) (NASDAQ: ODP), a leading global provider of office products, services, and solutions, today announced results for the fourth quarter and full year ended December 31, 2016.

“I am very excited to assume the role of CEO and to inherit a business with such positive earnings trends. Office Depot delivered another year of improved profitability in 2016, exceeding the full-year adjusted operating income guidance, despite experiencing substantial business disruption related to the Staples acquisition attempt,” said Gerry Smith, newly appointed chief executive officer of Office Depot. “The company made significant progress against its 2016 critical priorities and achieved substantial integration synergies, thanks to the hard work, commitment and dedication of the management team and associates. I believe we can continue this momentum in 2017, as we focus on stabilizing the top line, implementing our cost saving programs and executing on the key initiatives of the three-year strategic plan.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the fourth quarter of 2016 were $2.7 billion compared to $2.8 billion in the fourth quarter of 2015, a decrease of 2%. Sales for the full year 2016 were $11.0 billion, a decline of 6% compared to the prior year. Fourth quarter and full year sales benefited from the impact of a 53rd week in fiscal 2016 of approximately $143 million.

In the fourth quarter of 2016, Office Depot reported operating income of $57 million and net income of $80 million, or $0.15 per diluted share. Net income from continuing operations was $55 million, or $0.10 per diluted share. The fourth quarter of 2016 was favorably impacted by approximately $15 million of operating income from the additional 53rd week, primarily in the North American Retail Division.

In the fourth quarter of 2015, the company reported operating income of $42 million and net income of $15 million, or $0.03 per diluted share. Net income from continuing operations was $31 million, or $0.06 per diluted share.

For the full year 2016, Office Depot reported operating income of $531 million compared to operating income of $183 million in the prior year period, and net income from continuing operations of $679 million, or $1.24 per diluted share in 2016, compared to net income from continuing operations of $92 million, or $0.16 per diluted share in the full year 2015.

Adjusted (non-GAAP) Results (1)

Adjusted operating income for the fourth quarter of 2016 was $111 million compared to an adjusted operating income of $83 million in the fourth quarter of 2015. Adjusted net income from continuing operations for the fourth quarter of 2016 was $59 million, or $0.11 per diluted share, compared to adjusted net income from continuing operations of $35 million, or $0.06 per diluted share, in the fourth quarter of 2015.

•	Adjusted operating income for the fourth quarter of 2016 excludes special charges and credits totaling $55 million, which were comprised of $30 million in restructuring charges, $13 million in expenses related to the Office Depot/OfficeMax merger, $6 million in non-cash asset impairment charges and $6 million in executive transition costs.

•	Adjusted net income from continuing operations in the fourth quarter of 2016 excludes the after-tax impact of these items.

For the full year 2016, adjusted operating income was $471 million, compared to adjusted operating income of $438 million in the full year 2015. The full year 2016 adjusted net income from continuing operations was $251 million, or $0.46 per diluted share, compared to adjusted net income from continuing operations of $222 million, or $0.40 per diluted share in the full year 2015.

Consolidated (in millions, except per share amounts)	4Q16	4Q15	FY16	FY15
Selected GAAP measures:
Sales	$2,725	$2,767	$11,021	$11,727
Sales decline from prior year period	(2)%		(6)%
Gross profit	$653	$656	$2,708	$2,863
Gross profit margin	24.0%	23.7%	24.6%	24.4%
Operating income	$57	$42	$531	$183
Net income from continuing operations	$55	$31	$679	$92
Discontinued operations, net of tax	$25	$(16)	$(150)	$(84)
Net income	$80	$15	$529	$8
Earnings per share (continuing operations)	$0.10	$0.06	$1.24	$0.16
Earnings (loss) per share (discontinued operations)	$0.05	$(0.03)	$(0.27)	$(0.15)
Net earnings per share (most dilutive)	$0.15	$0.03	$0.96	$0.01
Selected Non-GAAP measures:(1)
Adjusted sales decline from prior year period excluding impact from U.S. retail store closures, foreign currency translation and the 53rd week	(4)%		(4)%
Adjusted operating income	$111	$83	$471	$438
Adjusted operating income margin	4.1%	3.0%	4.3%	3.7%
Adjusted net income from continuing operations	$59	$35	$251	$222
Adjusted net earnings per share continuing operations (most dilutive)	$0.11	$0.06	$0.46	$0.40

(1)	Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of our core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, Staples acquisition, asset impairments and executive transition costs. Additionally, the adjusted year-over-year rate of sales decline for the consolidated company excludes the impact from foreign currency translation, sales attributable to U.S. retail store closures and the sales impact of the 53rd week in 2016. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on our Investor Relations website at investor.officedepot.com.

Fourth Quarter Division Results

North American Retail Division

Retail Division sales were $1.4 billion in the fourth quarter of 2016, slightly lower compared to the prior year period. Sales were favorably impacted by an increase in the company’s buy online-pick up in store program and the inclusion of the 53rd week. Excluding the $87 million of sales in the 53rd week and the impact of store closures, fourth quarter 2016 total sales declined approximately 3%, with a same-store sales decline of 4% mainly due to lower store traffic.

North American Retail (in millions)	4Q16	4Q15	FY16	FY15
Sales	$1,366	$1,405	$5,603	$6,004
Same-store sales change from prior year	(4)%		(2)%
Division operating income	$62	$63	$299	$310
Division operating income margin	4.5%	4.5%	5.3%	5.2%

Retail Division operating income was $62 million, or 4.5% of sales, in the fourth quarter of 2016, approximately flat to the fourth quarter of 2015. Excluding the 53rd week operating income benefit of approximately $14 million in 2016 and the impact of $17 million in favorable legal settlements in 2015, operating income for the quarter increased versus the prior year. Lower sales and a lower gross margin rate in the quarter were offset by a decrease in selling, general and administrative expenses including payroll, depreciation and advertising.

During the fourth quarter the company closed 65 stores and ended 2016 with a total of 1,441 retail stores in the North American Retail Division.

North American Business Solutions Division

Business Solutions Division sales were $1.4 billion in the fourth quarter of 2016, relatively flat compared to the prior year period. Excluding approximately $56 million of sales during the 53rd week, sales declined 5% in constant currency with contract channel sales down while direct channel sales were up versus the prior year period. The sales decline in the contract channel was primarily due to customer attrition and fewer customer additions during the period of business disruption related to the prolonged acquisition attempt earlier in the year. The sales improvement in the direct channel was a result of increased online sales during the holiday period, partly offset by the ongoing reduction in catalog sales through our call centers as well as sales from the company’s buy online-pick up in store program, which are reported in the North American Retail Division.

Business Solutions (in millions)	4Q16	4Q15	FY16	FY15
Sales	$1,355	$1,360	$5,400	$5,708
Sales decline from prior year (in constant currency and excluding 53rd week)	(5)%		(6)%
Division operating income	$75	$39	$265	$226
Division operating income margin	5.5%	2.9%	4.9%	4.0%

Business Solutions Division operating income was $75 million, or 5.5% of sales, in the fourth quarter of 2016 compared to $39 million, or 2.9% of sales, in the fourth quarter of 2015. Excluding the 53rd week operating income benefit of approximately $4 million, the increase in both operating income and margin was primarily driven by a higher gross margin rate, partially due to the recognition of certain customer acquisition costs in the prior year period, and lower selling, general and administrative expenses including payroll, that more than offset the negative flow-through impact of lower sales.

Sale of European Business

As previously announced on September 23, 2016, Office Depot reached a deal to sell its European business and the sale was successfully completed on December 31, 2016. Following the closing, the company’s European business is no longer part of the company’s ongoing operations. See the U.S. Securities and Exchange Commission (the “SEC”) Current Report on Form 8-K filed on January 5, 2017 for additional information.

The company’s international businesses located in Australia, New Zealand, South Korea and mainland China continue to be actively marketed for sale and are reported as discontinued operations, with the expectation that the divestiture process will be completed in 2017. The company currently plans to retain its sourcing and trading operations in Asia and the results for these operations are reported as an “Other” segment outside of the North American segments. These ongoing sourcing and trading businesses contributed $18 million in sales and $1 million in operating income for the full year 2016.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the company’s operating divisions. Unallocated expenses increased to $31 million in the fourth quarter of 2016 compared to $21 million in the fourth quarter of 2015 driven primarily by executive transition costs and the impact of the 53rd week of approximately $3 million.

Balance Sheet and Cash Flow

As of December 31, 2016, Office Depot had $0.8 billion in cash and cash equivalents and approximately $1.0 billion available under the Amended and Restated Credit Agreement, for total available liquidity of approximately $1.8 billion. Total debt was $387 million, excluding $798 million of non-recourse debt related to the credit-enhanced timber installment notes.

For the full year 2016, the company generated $492 million of cash provided by operating activities of continuing operations, including the $250 million Staples termination agreement fee, partially offset by $122 million in acquisition-related expenses, $113 million in OfficeMax merger–related costs and $47 million in restructuring costs. Capital expenditures were $111 million in 2016, $27 million of which were related to the merger integration. Free cash flow(2) from continuing operations for the full year 2016 was $380 million.

Office Depot paid a quarterly cash dividend of $0.025 per share on December 15, 2016 for approximately $13 million. For the full year, the company paid approximately $26 million in dividends.

During the fourth quarter, the company repurchased approximately 14 million shares at a total cost of $51 million. As of December 31, 2016, Office Depot had repurchased approximately 37 million shares in 2016 at a total cost of $132 million, with $118 million remaining available for repurchase under the current $250 million buyback authorization.

Outlook (3)

Office Depot expects total company sales in 2017 to be lower than 2016, primarily due to the impact of store closures, prior year contract customer losses, one less selling week and continued challenging market conditions. However, the company expects the rate of sales decline to improve throughout 2017 based on improvements in customer retention, implementation of new customer wins and continued growth in the contract channel sales pipeline.

The company closed 123 retail stores in 2016, of which 72 stores were part of the second phase of the retail optimization plan announced in the third quarter of 2016. The company expects to close approximately 75 stores in 2017.

Through the end of 2016, Office Depot has achieved over $700 million in annual synergy benefits from the OfficeMax integration. The company continues to expect total annual run-rate merger synergy benefits of more than $750 million, with the majority of the remaining benefits expected to be achieved by the end of 2017. Merger integration expenses are expected to total approximately $45 million in 2017 with approximately $25 million in capital expenditures.

As part of the new cost saving program announced last year, the company expects to deliver over $250 million in annual benefits by the end of 2018 with about half of those benefits anticipated to be realized in 2017. In addition, the company estimates it will incur up to approximately $125 million in one-time costs and capital expenditures to implement the cost saving programs, with the majority of these costs incurred through 2017.

The company continues to expect to achieve approximately $500 million in adjusted operating income in fiscal 2017, a comparable year-over-year increase of about 10%, excluding the $15 million estimated 53rd week operating income benefit in 2016.

In 2017, capital expenditures are expected to be approximately $200 million including investments to support the company’s critical priorities and the Store of the Future test format. The company anticipates having about 100 stores converted to this new format by the end of 2017. Depreciation and amortization is expected to be approximately $150 million in 2017.

Office Depot anticipates free cash flow(2) from continuing operations to be more than $300 million in 2017.

The company anticipates an estimated cash tax rate of 15% as the company continues to utilize available tax operating loss carry forwards and credits and a non-GAAP effective tax rate of approximately 41% in fiscal 2017, dependent on the mix and timing of income.

(2)	Free cash flow is defined as net cash provided by operating activities less capital expenditures.
(3)	The company’s outlook for 2017 included in this release, excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

The company had annual sales of approximately $11 billion, employed approximately 38,000 associates, and served consumers and businesses in North America and abroad with approximately 1,400 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – with a global network of wholly owned operations, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax and Grand & Toy. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “ODP.”

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, impacts and risks related to the termination of the Staples acquisition, disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the termination of the Staples Merger Agreement; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from the disposition of the European operations; fluctuations in currency exchange rates, unanticipated downturns in business relationships with customers or terms with the company’s suppliers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws, tarrifs and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	14 Weeks Ended December 31, 2016	13 Weeks Ended December 26, 2015	53 Weeks Ended December 31, 2016	52 Weeks Ended December 26, 2015
Sales	$2,725	$2,767	$11,021	$11,727
Cost of goods sold and occupancy costs	2,072	2,111	8,313	8,864

Gross profit	653	656	2,708	2,863
Selling, general and administrative expenses	547	573	2,242	2,425
Asset impairments	6	3	15	13
Merger, restructuring, and other operating (income) expenses, net	43	38	(80)	242

Operating income	57	42	531	183
Other income (expense):
Interest income	5	5	22	22
Interest expense	(16)	(21)	(80)	(91)
Loss on extinguishment of debt	—	—	(15)	—
Other income, net	—	—	1	1

Income from continuing operations before income taxes	46	26	459	115
Income tax expense (benefit)	(9)	(5)	(220)	23

Net income from continuing operations	55	31	679	92
Discontinued operations, net of tax	25	(16)	(150)	(84)

Net income	$80	$15	$529	$8

Basic earnings (loss) per share
Continuing operations	$0.11	$0.06	$1.26	$0.17
Discontinued operations	0.05	(0.03)	(0.28)	(0.15)

Net earnings (loss) per share	$0.15	$0.03	$0.98	$0.01

Diluted earnings (loss) per share
Continuing operations	$0.10	$0.06	$1.24	$0.16
Discontinued operations	0.05	(0.03)	(0.27)	(0.15)

Net earnings (loss) per share	$0.15	$0.03	$0.96	$0.01

Dividends per common share	$0.025	$—	$0.05	$—

OFFICE DEPOT, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	December 31, 2016	December 26, 2015
ASSETS
Current assets:
Cash and cash equivalents	$763	$860
Receivables, net	687	746
Inventories	1,279	1,406
Prepaid expenses and other current assets	102	92
Current assets of discontinued operations	142	956

Total current assets	2,973	4,060
Property and equipment, net	601	665
Goodwill	363	363
Other intangible assets, net	33	53
Timber notes receivable	885	905
Deferred income taxes	466	11
Other assets	219	203
Non-current assets of discontinued operations	—	182

Total assets	$5,540	$6,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$893	$987
Accrued expenses and other current liabilities	1,002	1,074
Income taxes payable	3	9
Short-term borrowings and current maturities of long-term debt	29	51
Current liabilities of discontinued operations	104	622

Total current liabilities	2,031	2,743
Deferred income taxes and other long-term liabilities	361	421
Pension and postretirement obligations, net	140	182
Long-term debt, net of current maturities	358	628
Non-recourse debt	798	819
Non-current liabilities of discontinued operations	—	46

Total liabilities	3,688	4,839

Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued shares — 557,892,568 at December 31, 2016 and 554,835,306 at December 26, 2015	6	6
Additional paid-in capital	2,618	2,607
Accumulated other comprehensive income (loss)	(129)	30
Accumulated deficit	(453)	(982)
Treasury stock, at cost — 42,802,998 shares at December 31, 2016 and 5,915,268 shares at December 26, 2015	(190)	(58)

Total stockholders’ equity	1,852	1,603

Total liabilities and stockholders’ equity	$5,540	$6,442

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended
	December 31, 2016	December 26, 2015
Cash flows from operating activities of continuing operations:
Net income	$529	$8
Loss from discontinued operations, net of tax	(150)	(84)

Net income from continuing operations	679	92

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	181	253
Charges for losses on inventories and receivables	78	53
Asset impairments	15	13
Compensation expense for share-based payments	40	41
Loss on extinguishment of debt	15	—
Deferred income taxes and deferred tax asset valuation allowances	(231)	1
Loss (gain) on disposition of assets	(9)	(36)
Other	3	24
Changes in assets and liabilities:
Decrease (increase) in receivables	55	55
Decrease (increase) in inventories	56	(99)
Net decrease (increase) in prepaid expenses and other assets	(51)	20
Net decrease in trade accounts payable, accrued expenses and other current and other long-term liabilities	(339)	(279)

Total adjustments	(187)	46

Net cash provided by operating activities of continuing operations	492	138

Cash flows from investing activities of continuing operations:
Capital expenditures	(111)	(144)
Acquisition, net of cash acquired	—	(9)
Proceeds from disposition of assets and other	27	95

Net cash used in investing activities of continuing operations	(84)	(58)

Cash flows from financing activities of continuing operations:
Net proceeds from employee share-based transactions	—	7
Debt retirement	(250)	—
Debt related fees	(6)	(1)
Cash used in extinguishment of debt	(12)	—
Cash dividends on common stock	(26)	—
Net payments on long and short-term borrowings	(49)	(32)
Repurchase of common stock for treasury	(132)	—

Net cash (used in) provided by financing activities of continuing operations	(475)	(26)

Cash flows from discontinued operations:
Operating activities of discontinued operations	(122)	(12)
Investing activities of discontinued operations	(70)	(16)
Financing activities of discontinued operations	5	1

Net cash used in discontinued operations	(187)	(27)
Effect of exchange rate changes on cash and cash equivalents	(8)	(29)
Net increase (decrease) in cash and cash equivalents	(262)	(2)
Cash and cash equivalents at beginning of period	1,069	1,071

Cash and cash equivalents at end of period	807	1,069
Cash and cash equivalents of discontinued operations	(44)	(209)

Cash and cash equivalents at the end of period — continued operations	$763	$860

Supplemental information on operating, investing, and financing activities
Cash interest paid, net of amounts capitalized and Timber notes/Non-recourse debt	$63	$67
Cash taxes paid (refunded)	$48	$—
Non-cash asset additions under capital leases	$9	$25

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short- and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

The company’s outlook for 2017 adjusted operating income included in this release, excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide a reconciliation to an equivalent operating income outlook for 2017.

(In millions, except per share amounts)

Q4 2016	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$547	20.1%	$6	$541	19.9%
Assets impairments	$6	0.2%	$6	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$43	1.6%	$43	$—	—%
Operating income	$57	2.1%	$(55)	$111	4.1%
Income tax expense (benefit)	$(9)	(0.3)%	$(50)	$41	1.5%
Net income from continuing operations	$55	2.0%	$(5)	$59	2.2%

Earnings per share continuing operations (most dilutive)	$0.10		$(0.01)	$0.11

Q4 2015	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$573	20.7%	$—	$573	20.7%
Assets impairments	$3	0.1%	$3	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$38	1.4%	$38	$—	—%
Operating income	$42	1.5%	$(41)	$83	3.0%
Income tax expense (benefit)	$(5)	(0.2)%	$(37)	$32	1.2%
Net income from continuing operations	$31	1.1%	$(4)	$35	1.3%

Earnings per share continuing operations (most dilutive)	$0.06		$(0.01)	$0.06

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (continued)

2016	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$2,242	20.3%	$6	$2,236	20.3%
Assets impairments	$15	0.1%	$15	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$(80)	(0.7)%	$(80)	$—	—%
Operating income	$531	4.8%	$59	$471	4.3%
Income tax expense (benefit)	$(220)	(2.0)%	$(383)	$163	1.5%
Net income from continuing operations	$679	6.2%	$427	$251	2.3%

Earnings per share continuing operations (most dilutive)	$1.24		$0.78	$0.46

2015	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$2,425	20.7%	$—	$2,425	20.7%
Assets impairments	$13	0.1%	$13	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$242	2.1%	$242	$—	—%
Operating income	$183	1.6%	$(255)	$438	3.7%
Income tax expense (benefit)	$23	0.2%	$(124)	$147	1.3%
Net income from continuing operations	$92	0.8%	$(131)	$222	1.9%

Earnings per share continuing operations (most dilutive)	$0.16		$(0.24)	$0.40

Note: The company has released a majority of its deferred tax asset valuation allowances in the U.S. for GAAP purposes. The non-GAAP tax calculation removed the U.S. valuation allowances in the first quarter of 2015 because of the cumulative income on a non-GAAP basis.

Sales Decline Reconciliation:	14 Weeks Ended December 31, 2016	53 Weeks Ended December 31, 2016
Reported (GAAP) sales decline	(2)%	(6)%
Add: Sales impact of foreign currency translation	0%	0%
Add: Sales impact associated with U.S. store closures	3%	3%
Less: Sales benefit from 53rd week	(5)%	(1)%

Adjusted sales decline (excluding impact from foreign currency translation, U.S. retail store closures and 53rd week)	(4)%	(4)%

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q4 2016	Full Year 2016
North American Retail (NAR):
Stores opened	—	—
Stores closed	65	123
Total NAR (U.S.) stores	1,441
Total NAR square footage (in millions)	32.4
Average square footage per store (in thousands)	22.5